UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 31, 2008

Date of Report (Date of earliest event reported)

Macrovision Solutions Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22023	261739297
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensation Arrangements of Certain Officers

On July 31, 2008, the Compensation Committee of the Board of Directors of Macrovision Solutions Corporation (the “Company”) approved an amendment to an equity grant previously agreed to be made to its Chief Executive Officer, Alfred J. Amoroso, on September 1, 2008.

Pursuant to Mr. Amoroso’s current employment arrangement, the Company was obligated to grant Mr. Amoroso 125,000 shares of restricted stock on September 1, 2008.

On July 31, 2008, the Compensation Committee approved granting Mr. Amoroso on September 1, 2008 (i) 85,000 shares of the Company’s restricted stock and (ii) a stock option for 80,000 shares of the Company’s common stock. These grants will be made instead of the September 1, 2008 grant for 125,000 shares of restricted stock that would have otherwise been granted to him on such date.

The restricted stock award will be granted at a price per share of the par value of the stock, which is $0.001 per share, and will have a 4 year vesting schedule. The stock options will be granted at an exercise price equal to the fair market value of the Company’s common stock on September 1, 2008, as determined in accordance with the Macrovision Corporation 2000 Equity Incentive Plan (the “Plan”), and will have a 4 year vesting schedule. Vesting of both the restricted stock and the stock options will commence on September 1, 2008 in accordance with the terms and conditions of the Plan as follows: (i) Restricted stock: twenty-five percent (25%) of the restricted stock award shall vest on each anniversary of the applicable grant date and (ii) Stock options: the options vest as to one-fourth of the total shares on the first anniversary of the date of grant and as to 1/48 of the total shares each month thereafter. Vesting of both the restricted stock and the stock options are subject to Mr. Amoroso continuing to be an employee of the Company through the applicable vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Macrovision Solutions Corporation
(Registrant)

Date: August 1, 2008	By:	/s/ Stephen Yu
Stephen Yu
EVP and General Counsel

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